FOR IMMEDIATE RELEASE

MEDIA CONTACT:	Joe Bass, 615-743-8219
FINANCIAL CONTACT:	Harold Carpenter, 615-744-3742
WEBSITE:	www.pnfp.com

PNFP REPORTS DILUTED EPS OF $1.69, ROAA OF 1.46% AND ROTCE OF 17.32% FOR 2Q2021
Net interest income grew 18.6% annualized and fee income grew 23.7% annualized

NASHVILLE, TN, July 20, 2021 - Pinnacle Financial Partners, Inc. (Nasdaq/NGS: PNFP) reported net income per diluted common share of $1.69 for the quarter ended June 30, 2021, compared to net income per diluted common share of $0.83 for the quarter ended June 30, 2020, an increase of approximately 104 percent. Excluding gains and losses on the sale of investment securities and ORE expense for the three months ended June 30, 2021 and 2020 and FHLB restructuring charges for the three months ended June 30, 2020, net income per diluted common share was $1.68 for the three months ended June 30, 2021, compared to $0.89 for the three months ended June 30, 2020, a year-over-year increase of nearly 89 percent.
Net income per diluted common share was $3.30 for the six months ended June 30, 2021, compared to net income per diluted common share of $1.20 for the six months ended June 30, 2020, an increase of 175 percent. Excluding gains and losses on the sale of investment securities and other real estate (ORE) expense for the six months ended June 30, 2021 and 2020 and FHLB restructuring charges for the six months ended June 30, 2020, net income per diluted common share was $3.29 in 2021, compared to $1.28 in 2020, a year-over-year increase of 157 percent.
“Second quarter was another outstanding quarter for our firm," said M. Terry Turner, Pinnacle's president and chief executive officer. "We continued to exploit opportunities to hire leading revenue producers from many of the larger institutions in our markets as we added 36 revenue producers during the quarter. This brings our total revenue producers onboarded in the last two and a half years to 216 associates. Within that, we now have 15 revenue producers located in Atlanta, and our recent announcements in Huntsville and Birmingham include seven revenue producers. Across our entire franchise, approximately 25 percent of our revenue producers have been with our firm for less than two and a half years, all while maintaining an overall associate retention rate of 93 percent, which we expect to result in significant incremental revenue growth as these new associates introduce their clients to our award-winning service.
"The impact of our previous hiring successes appear evident in our second quarter’s performance for key metrics. While total loans declined 0.8 percent on a linked quarter basis, after excluding the $848.5 million reduction of PPP loans, our remaining loans grew 12.6 percent on a linked-quarter annualized basis. Linked-quarter annualized core deposit growth was 14.2 percent. Year-over-year growth in wealth management fees was 35.4 percent. And linked-quarter annualized growth in revenue per share was 19.2 percent. Not only are we optimistic about the impact our hiring to date will have on key growth metrics going forward, we also expect to continue attracting many of the best bankers in our markets in order to further propel our growth going forward."

BALANCE SHEET GROWTH:
•Loans at June 30, 2021 were $22.9 billion, an increase of approximately $377.6 million from June 30, 2020, reflecting year-over-year growth of 1.7 percent. Loans at June 30, 2021 decreased approximately $188.8 million from March 31, 2021.
◦Loans at June 30, 2021 include approximately $1.4 billion of loans issued pursuant to the Small Business Administration’s (SBA’s) Paycheck Protection Program (PPP) compared to $2.2 billion at both June 30, 2020 and March 31, 2021. The average yield on these loans was 5.47 percent for the second quarter of 2021, inclusive of $21.3 million of loan fee accretion recognized during the quarter. At June 30, 2021, $47.7 million in SBA PPP loan fees remained, which should be accreted into net interest income over the next year as these loans are repaid and/or are forgiven under the PPP.
▪PPP loans decreased by $848.5 million between March 31, 2021 and June 30, 2021.
▪Excluding PPP loans, total loans increased by $659.7 million during the same period, or 12.6 percent on an annualized basis.
◦Average loans were $23.2 billion for the three months ended June 30, 2021, up $331.7 million from the three months ended March 31, 2021, a linked-quarter annualized growth rate of 5.8 percent.
▪Excluding the impact of $1.9 billion of average PPP loans outstanding during the three months ended June 30, 2021 and $2.1 billion during the three months ended March 31, 2021, average loans were $21.3 billion for the three months ended June 30, 2021, up $467.2 million from $20.8 billion for the three months ended March 31, 2021, a linked-quarter annualized growth rate of 9.0 percent.
◦At June 30, 2021, the remaining discount associated with fair value accounting adjustments on acquired loans was $20.6 million, compared to $24.0 million at March 31, 2021.
•Deposits at June 30, 2021 were $28.2 billion, an increase of $2.7 billion from June 30, 2020, reflecting year-over-year growth of 10.6 percent. Deposits at June 30, 2021 decreased $75.3 million from March 31, 2021, reflecting a linked-quarter annualized rate of decline of 1.1 percent.
◦Average deposits were $28.0 billion for the three months ended June 30, 2021, compared to $27.6 billion for the three months ended March 31, 2021, a linked-quarter annualized growth rate of 5.7 percent.
◦Core deposits were $25.9 billion at June 30, 2021, compared to $21.4 billion at June 30, 2020 and $25.0 billion at March 31, 2021. The linked-quarter annualized growth rate of core deposits in the second quarter of 2021 was 14.2 percent.
“During the second quarter, PPP loans decreased $848.5 million as our relationship managers have been on offense with borrowers to encourage them to accelerate their forgiveness applications with the SBA,” Turner said. “It is our hope that as many borrowers as possible will seek forgiveness for their PPP loans prior to year end.”

REVENUES:
•Revenues for the quarter ended June 30, 2021 were $331.4 million, an increase of $15.8 million from the $315.6 million recognized in the first quarter of 2021, a linked-quarter annualized growth rate of 20.1 percent. Revenues were up $57.8 million from the second quarter of 2020, a year-over-year growth rate of 21.1 percent.
◦Revenue per fully diluted common share was at an all-time record of $4.37 for the three months ended June 30, 2021, compared to $4.17 for the first quarter of 2021 and $3.63 for the second quarter of 2020, a 20.4 percent year-over-year growth rate.

•Net interest income for the quarter ended June 30, 2021 was $233.2 million, compared to $222.9 million for the first quarter of 2021 and $200.7 million for the second quarter of 2020, a year-over-year growth rate of 16.2 percent. Net interest margin was 3.08 percent for the second quarter of 2021, compared to 3.02 percent for the first quarter of 2021 and 2.87 percent for the second quarter of 2020.
◦Impacting the firm’s net interest margin in the first and second quarters of 2021 and the second quarter of 2020 were both the PPP loans and the firm’s decision to maintain additional on-balance sheet liquidity as a result of the COVID-19 pandemic. The firm estimates its second quarter 2021 net interest margin was negatively impacted by approximately 17 basis points as a result of PPP loans and additional liquidity, compared to approximately 27 basis points for the first quarter of 2021 and 32 basis points for the second quarter 2020.
◦Included in net interest income for the second quarter of 2021 was $3.3 million of discount accretion associated with fair value adjustments, compared to $3.8 million of discount accretion recognized in the first quarter of 2021 and $5.8 million in the second quarter of 2020. The firm's net interest margin was positively impacted by approximately 5 basis points, 4 basis points and 8 basis points, respectively, because of fair value adjustment discount accretion in each of the first and second quarters of 2021 and the second quarter of 2020. There remains $13.6 million of purchase accounting discount accretion as of June 30, 2021.
•Noninterest income for the quarter ended June 30, 2021 was $98.2 million, compared to $92.7 million for the quarter ended March 31, 2021, a linked-quarter annualized increase of 23.7 percent. Compared to $73.0 million for the second quarter of 2020, noninterest income grew 34.6 percent year-over-year.
◦Wealth management revenues, which include investment, trust and insurance services, were $16.5 million for the second quarter of 2021, compared to $16.1 million for the first quarter of 2021, a linked-quarter annualized increase of 9.0 percent. Compared to $12.2 million for the second quarter of 2020, wealth management revenues were up 35.4 percent.
◦Income from the firm's investment in BHG was $32.1 million for the quarter ended June 30, 2021, up from $29.0 million for the quarter ended March 31, 2021 and $17.2 million for the quarter ended June 30, 2020.
◦Net gains on mortgage loans sold were $6.7 million during the quarter ended June 30, 2021, down from $13.7 million for the quarter ended March 31, 2021. Net gains on mortgage loans sold were down 65.8 percent from $19.6 million during the quarter ended June 30, 2020. This dramatic year-over-year decline is reflective of market conditions during the periods.
◦Other noninterest income was $33.7 million for the quarter ended June 30, 2021, compared to $25.7 million for the quarter ended March 31, 2021 and $17.2 million for the quarter ended June 30, 2020, a linked-quarter annualized increase of 124.8 percent and year-over-year growth of 95.9 percent. Contributing to this growth were $7.0 million in gains on other equity investments during the three months ended June 30, 2021 compared to gains of $3.4 million for the three months ended March 31, 2021 and losses of $278,000 during the three months ended June 30, 2020. Additionally, income from SBA loan sales increased by $2.0 million over the first quarter of 2021.

“Our net interest margin improved to 3.08 percent in the second quarter of 2021, compared to 3.02 percent for the first quarter of 2021,” Carpenter said. “Several factors contributed to this quarterly increase including increased PPP revenues, core loan growth, continued reduction in deposit pricing and an overall decrease in cash liquidity. Overall loan yields held steady at 4.11 percent in the second quarter. Excluding the impact of PPP loan yields, which had an average yield of 5.12 percent, loan yields decreased by 9 basis points in the second quarter of 2021, which offset a 6 basis points decrease in deposit rates. Maintaining our loan yields will continue to be a focus item for us going into the last half of 2021. Fortunately, we believe further reductions in deposit rates are likely as well.
“Additionally, second quarter was another strong fee quarter for our firm. BHG is performing at exceptional levels and, we believe, creating substantial franchise value. Mortgage did experience a linked-quarter decline of $7.0 million this quarter as rates began to fluctuate and the absolute volume of originations retreated in comparison to the impressive amount of business produced over the last several quarters. Additionally, our equity investments in other businesses had several big wins in the second quarter of 2021 with these investments contributing $3.6 million in incremental second quarter revenues.”

PROFITABILITY:
•Return on average assets was 1.46 percent for the second quarter of 2021, compared to 1.42 percent for the first quarter of 2021 and 0.77 percent for the second quarter of 2020. Second quarter 2021 return on average tangible assets amounted to 1.55 percent, compared to 1.50 percent for the first quarter of 2021 and 0.81 percent for the second quarter of 2020.
◦Excluding the adjustments described above for both the three months ended June 30 and March 31, 2021 and the three months ended June 30, 2020, return on average assets was 1.46 percent for the second quarter of 2021, compared to 1.42 percent for the first quarter of 2021 and 0.82 percent for the second quarter of 2020. Likewise, excluding those same adjustments, the firm’s return on average tangible assets was 1.54 percent for the second quarter of 2021, compared to 1.50 percent for the first quarter of 2021 and 0.87 percent for the second quarter of 2020.
•Return on average equity for the second quarter of 2021 amounted to 10.19 percent, compared to 9.96 percent for the first quarter of 2021 and 5.58 percent for the second quarter of 2020. Excluding preferred stockholders' equity for each of the three months ended June 30, 2021, March 31, 2021 and June 30, 2020, respectively, return on average common equity for the second quarter of 2021 amounted to 10.65 percent, compared to 10.41 percent for the first quarter of 2021 and 5.66 percent for the second quarter of 2020. Second quarter 2021 return on average tangible common equity amounted to 17.32 percent, compared to 17.16 percent for the first quarter of 2021 and 9.77 percent for the second quarter of 2020.
◦Excluding the adjustments described above for both the three months ended June 30 and March 31, 2021 and the three months ended June 30, 2020, return on average tangible common equity amounted to 17.22 percent for the second quarter of 2021, compared to 17.16 percent for the first quarter of 2021 and 10.45 percent for the second quarter of 2020.

“Again, we are pleased with our second quarter profitability metrics,” said Harold R. Carpenter, Pinnacle’s chief financial officer. “During the second quarter, we were able to execute on various tactics that we believe should positively impact our profitability in the future. We deployed a modest amount of our liquidity into investment securities and redeemed approximately $950 million of wholesale funding during the quarter. We also anticipate redeeming $130 million in bank-level subordinated indebtedness in late July 2021, using our on-balance sheet liquidity which will also result in reduced funding costs going forward.
“As has been previously disclosed, tangible book value per share accretion is an additional component of our equity incentive compensation plans for the firm’s leadership. Obviously, our reasoning for making this change is to focus our associates on delivering even stronger tangible book value per share growth in the future, which we believe should translate to increased shareholder returns. Accordingly, we are pleased to report that our book value per share has grown from $61.80 at the end of 2020 to $64.19 at June 30, 2021, an annualized growth rate of 7.7 percent thus far this year and a five-year cumulative annual growth rate of 15.0 percent and our tangible book value per share has grown from $37.25 at the end of 2020 to $39.77 at June 30, 2021, an annualized growth rate of 13.5 percent thus far this year and a five-year cumulative annual growth rate of 15.1 percent.”

MAINTAINING A STRONG BALANCE SHEET:
•Net charge-offs were $10.0 million for the quarter ended June 30, 2021, compared to $11.4 million for the quarter ended March 31, 2021 and $5.4 million for the quarter ended June 30, 2020. Annualized net charge-offs as a percentage of average loans for the quarter ended June 30, 2021 were 0.17 percent, compared to 0.20 percent for the quarter ended March 31, 2021 and 0.10 percent for the quarter ended June 30, 2020.
•Nonperforming assets were 0.27 percent of total loans and ORE at June 30, 2021, compared to 0.36 percent at March 31, 2021 and 0.38 percent at June 30, 2020. Nonperforming assets were $62.7 million at June 30, 2021, compared to $82.8 million at March 31, 2021 and $84.7 million at June 30, 2020.
•The classified asset ratio at June 30, 2021 was 6.8 percent, compared to 7.3 percent at March 31, 2021 and 11.2 percent at June 30, 2020. Classified assets were $233.8 million at June 30, 2021, compared to $244.9 million at March 31, 2021 and $338.4 million at June 30, 2020.
•The allowance for credit losses represented 1.20 percent of total loans at June 30, 2021, compared to 1.22 percent at March 31, 2021 and 1.27 percent at June 30, 2020. Excluding PPP loans, the allowance for credit losses as a percentage of total loans was 1.27 percent at June 30, 2021 compared to 1.35 percent at March 31, 2021 and 1.41 percent at June 30, 2020.
◦The ratio of the allowance for credit losses to nonperforming loans at June 30, 2021 was 515.5 percent, compared to 389.4 percent at March 31, 2021 and 456.1 percent at June 30, 2020.
◦Provision for credit losses was $2.8 million in the second quarter of 2021, compared to $7.2 million in the first quarter of 2021 and $68.3 million in the second quarter of 2020.

“Our credit performance throughout COVID-19 has been remarkable,” Carpenter said. “Our relationship managers and credit officers have worked tirelessly over the last year to protect our firm from avoidable losses and to assist our borrowers in navigating through an extremely difficult time. Our relationship-based business model has also given us opportunities to work with borrowers, particularly those that were most impacted by COVID-19. Net charge-offs as a percentage of average loans for the second quarter of 2021 were slightly less than net charge-offs for the first quarter. Our allowance for credit losses decreased to 1.20 percent at June 30, 2021, which was 0.02 percent less than the same ratio at March 31, 2021. As the economy continues to recover from COVID-19, we believe the reduction in this ratio will continue for the next several quarters.”

OPERATING LEVERAGE AND OTHER HIGHLIGHTS:
•The firm's efficiency ratio for the second quarter of 2021 was 50.1 percent, compared to 49.0 percent for the first quarter of 2021 and 48.1 percent in the second quarter of 2020. The ratio of noninterest expenses to average assets was 1.90 percent for the second quarter of 2021, compared to 1.81 percent in the first quarter of 2021 and 1.61 percent in the second quarter of 2020.
◦Excluding the adjustments described above for both the three months ended June 30 and March 31, 2021 and the three months ended June 30, 2020, the efficiency ratio was 50.4 percent for the second quarter of 2021, compared to 49.0 percent for the first quarter of 2021 and 46.0 percent for the second quarter of 2020. Excluding ORE expense for 2021 and 2020 and FHLB restructuring charges for 2020, the ratio of noninterest expense to average assets was 1.91 percent for the second quarter of 2021, compared to 1.81 percent for the first quarter of 2021 and 1.54 percent for the second quarter of 2020.
•Noninterest expense for the quarter ended June 30, 2021 was $166.1 million, compared to $154.7 million in the first quarter of 2021 and $131.6 million in the second quarter of 2020, reflecting a year-over-year increase of 26.2 percent. Excluding ORE expense for 2021 and 2020, and FHLB restructuring charges for 2020, noninterest expense for the second quarter of 2021 increased 32.5 percent over the second quarter of 2020 and 7.8 percent over the first quarter of 2021.
◦Salaries and employee benefits were $110.8 million in the second quarter of 2021, compared to $102.7 million in the first quarter of 2021 and $73.9 million in the second quarter of 2020, reflecting a year-over-year increase of 50.0 percent.
▪Incentive costs related to the firm’s annual cash incentive plan amounted to approximately $25.5 million in the second quarter of 2021, compared to $18.2 million in the first quarter of 2021 and $573,000 in the second quarter of 2020.
▪Incentive costs related to the Company’s equity compensation plans amounted to approximately $5.7 million in the second quarter of 2021 compared to $5.4 million in the first quarter of 2021 and $4.1 million in the second quarter of 2020.
◦Noninterest expense categories, other than salaries and employee benefits, were $55.3 million in the second quarter of 2021, compared to $52.0 million in the first quarter of 2021 and $57.7 million in the second quarter of 2020, reflecting a year-over-year decrease of 4.2 percent.
•The effective tax rate for the second quarter of 2021 was 18.9 percent, compared to 18.4 percent for the first quarter of 2021 and 15.2 percent for the second quarter of 2020.

“Expenses increased by $11.4 million over the first quarter of 2021,” Carpenter said. “The increase was related to our incentive accruals. Given our performance in the first two quarters of 2021 and our outlook for the remainder of 2021, we increased our accrual to the maximum payout for our annual cash plan and increased our equity incentive accruals slightly. Our current estimates are that total expenses for the third and fourth quarters of 2021 should be flat to down from the amounts reported in the second quarter of 2021, inclusive of our increased investments in Atlanta, Huntsville and Birmingham, which we believe will also contribute to the ongoing positive operating leverage resulting from our ability to onboard such a large number of market-leading revenue producers.”

BOARD OF DIRECTORS DECLARES DIVIDENDS
On July 20, 2021, Pinnacle Financial's Board of Directors approved a quarterly cash dividend of $0.18 per common share to be paid on Aug. 27, 2021 to common shareholders of record as of the close of business on Aug. 6, 2021. Additionally, the Board of Directors approved a quarterly dividend of approximately $3.8 million, or $16.88 per share (or $0.422 per depositary share), on Pinnacle Financial's 6.75 percent Series B Non-Cumulative Perpetual Preferred Stock payable on Sept. 1, 2021 to shareholders of record at the close of business on Aug. 17, 2021. The amount and timing of any future dividend payments to both preferred and common shareholders will be subject to the approval of Pinnacle's Board of Directors.

WEBCAST AND CONFERENCE CALL INFORMATION
Pinnacle will host a webcast and conference call at 8:30 a.m. CT on July 21, 2021, to discuss second quarter 2021 results and other matters. To access the call for audio only, please call 1-877-602-7944. For the presentation and streaming audio, please access the webcast on the investor relations page of Pinnacle's website at www.pnfp.com.
For those unable to participate in the webcast, it will be archived on the investor relations page of Pinnacle's website at www.pnfp.com for 90 days following the presentation.
Pinnacle Financial Partners provides a full range of banking, investment, trust, mortgage and insurance products and services designed for businesses and their owners and individuals interested in a comprehensive relationship with their financial institution. The firm is the No. 1 bank in the Nashville-Murfreesboro-Franklin MSA, according to 2020 deposit data from the FDIC. Pinnacle earned a spot on the 2021 list of 100 Best Companies to Work For® in the U.S., its fifth consecutive appearance. American Banker recognized Pinnacle as one of America’s Best Banks to Work For eight years in a row and No. 1 among banks with more than $10 billion in assets in 2020.
Pinnacle owns a 49 percent interest in Bankers Healthcare Group (BHG), which provides innovative, hassle-free financial solutions to healthcare practitioners and other licensed professionals. Great Place to Work and FORTUNE ranked BHG No. 1 on its 2020 list of Best Workplaces in New York State in the small/medium business category.
The firm began operations in a single location in downtown Nashville, TN in October 2000 and has since grown to approximately $35.4 billion in assets as of June 30, 2021. As the second-largest bank holding company headquartered in Tennessee, Pinnacle operates in 14 primarily urban markets across the Southeast.
Additional information concerning Pinnacle, which is included in the Nasdaq Financial-100 Index, can be accessed at www.pnfp.com.
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Forward-Looking Statements
All statements, other than statements of historical fact, included in this press release, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words "expect," "anticipate," "intend," "may," "should," "plan," "believe," "seek," "estimate" and similar expressions are intended to identify such forward-looking statements, but other statements not based on historical information may also be considered forward-looking statements. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from the statements, including, but not limited to: (i) deterioration in the financial condition of borrowers of Pinnacle Bank and its subsidiaries or BHG resulting in significant increases in loan losses and provisions for those losses and, in the case of BHG, substitutions; (ii) the effects of new outbreaks of COVID-19, including actions taken by governmental officials to curb its spread, and the resulting impact on general economic and financial market conditions and on Pinnacle Financial's and its customers' business, results of operations, asset quality and financial condition; (iii) the speed with which the COVID-19 vaccines can be widely distributed, decisions of governmental agencies to pause the use of one or more vaccines, those vaccines' efficacy against the virus, including new variants and public acceptance of the vaccines; (iv) the failure of announced or anticipated stimulus programs to be timely approved, or approved at all, or the failure of such programs to provide sufficient relief when approved, and the resulting impact on the economy and our customers and their businesses; (v) the inability of Pinnacle Financial, or entities in which it has significant investments, like BHG, to maintain the long-term historical growth rate of its, or such entities', loan portfolio; (vi) changes in loan underwriting, credit review or loss reserve policies associated with economic conditions, examination conclusions, or regulatory developments; (vii) effectiveness of Pinnacle Financial's asset management activities in improving, resolving or liquidating lower-quality assets; (viii) the impact of competition with other financial institutions, including pricing pressures and the resulting impact on Pinnacle Financial’s results, including as a result of compression to net interest margin; (ix) adverse conditions in the national or local economies including in Pinnacle Financial's markets throughout Tennessee, North Carolina, South Carolina, Georgia, Alabama and Virginia, particularly in commercial and residential real estate markets; (x) fluctuations or differences in interest rates on loans or deposits from those that Pinnacle Financial is modeling or anticipating, including as a result of Pinnacle Bank's inability to better match deposit rates with the changes in the short-term rate environment, or that affect the yield curve; (xi) the results of regulatory examinations; (xii) Pinnacle Financial's ability to identify potential candidates for, consummate, and achieve synergies from, potential future acquisitions; (xiii) difficulties and delays in integrating acquired businesses or fully realizing costs savings and other benefits from acquisitions; (xiv) BHG's ability to profitably grow its business and successfully execute on its business plans; (xv) risks of expansion into new geographic or product markets; (xvi) the ability to grow and retain low-cost core deposits and retain large, uninsured deposits, including during times when Pinnacle Bank is seeking to lower rates it pays on deposits; (xvii) any matter that would cause Pinnacle Financial to conclude that there was impairment of any asset, including goodwill or other intangible assets; (xviii) the ineffectiveness of Pinnacle Bank's hedging strategies, or the unexpected counterparty failure or hedge failure of the underlying hedges; (xix) reduced ability to attract additional financial advisors (or failure of such advisors to cause their clients to switch to Pinnacle Bank), to retain financial advisors (including as a result of the competitive environment for associates) or otherwise to attract customers from other financial institutions; (xx) deterioration in the valuation of other real estate owned and increased expenses associated therewith; (xxi) inability to comply with regulatory capital requirements, including those resulting from changes to capital calculation methodologies, required capital maintenance levels or regulatory requests or directives, particularly if Pinnacle Bank's level of applicable commercial real estate loans were to exceed percentage levels of total capital in guidelines recommended by its regulators; (xxii) approval of the declaration of any dividend by Pinnacle Financial's board of directors; (xxiii) the vulnerability of Pinnacle Bank's network and online banking portals, and the systems of parties with whom Pinnacle Bank contracts, to unauthorized access, computer viruses, phishing schemes, spam attacks, human error, natural disasters, power loss and other security breaches; (xxiv) the possibility of increased compliance and operational costs as a result of increased regulatory oversight (including by the Consumer Financial Protection Bureau), including oversight of companies in which Pinnacle Financial or Pinnacle Bank have significant investments, like BHG, and the development of additional banking products for Pinnacle Bank's corporate and consumer clients; (xxv) the risks associated with Pinnacle Financial and Pinnacle Bank being a minority investor in BHG, including the risk that the owners of a majority of the equity interests in BHG decide to sell the company or all or a portion of their ownership interests in BHG (triggering a similar sale by Pinnacle Financial and Pinnacle Bank) if not prohibited from doing so by Pinnacle Financial or Pinnacle Bank; (xxvi) the possibility of increased personal or corporate tax rates and the resulting reduction in our and our customers' businesses as a result of any such increases; (xxvii) changes in state and federal legislation, regulations or policies applicable to banks and other financial service providers, like BHG, including regulatory or legislative developments; (xxviii) the availability of and access to capital; (xxiv) adverse results (including costs, fines, reputational harm, inability to obtain necessary approvals and/or other negative effects) from current or future litigation, regulatory examinations or other legal and/or regulatory actions, including as a result of Pinnacle Bank's participation in and execution of government programs related to the COVID-19 pandemic; and (xxx) general competitive, economic, political and market conditions. Additional factors which could affect the forward looking statements can be found in Pinnacle Financial's Annual Report on Form 10-K for the year ended December 31, 2020, and subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC and available on the SEC's website at http://www.sec.gov. Pinnacle Financial disclaims any obligation to update or revise any forward-looking statements contained in this press release, which speak only as of the date hereof, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Matters
This release contains certain non-GAAP financial measures, including, without limitation, earnings per diluted common share, efficiency ratio and the ratio of noninterest expense to average assets, excluding in certain instances the impact of expenses related to other real estate owned, gains or losses on sale of investment securities, FHLB restructuring charges, hedge termination charges and other matters for the accounting periods presented. This release also includes non-GAAP financial measures which exclude the impact of loans originated under the PPP. This release may also contain certain other non-GAAP capital ratios and performance measures that exclude the impact of goodwill and core deposit intangibles associated with Pinnacle Financial's acquisitions of BNC, Avenue Bank, Magna Bank, CapitalMark Bank & Trust, Mid-America Bancshares, Inc., Cavalry Bancorp, Inc. and other acquisitions which collectively are less material to the non-GAAP measure as well as the impact of Pinnacle Financial's Series B Preferred Stock. The presentation of the non-GAAP financial information is not intended to be considered in isolation or as a substitute for any measure prepared in accordance with GAAP. Because non-GAAP financial measures presented in this release are not measurements determined in accordance with GAAP and are susceptible to varying calculations, these non-GAAP financial measures, as presented, may not be comparable to other similarly titled measures presented by other companies.

Pinnacle Financial believes that these non-GAAP financial measures facilitate making period-to-period comparisons and are meaningful indications of its operating performance. In addition, because intangible assets such as goodwill and the core deposit intangible, and the other items excluded each vary extensively from company to company, Pinnacle Financial believes that the presentation of this information allows investors to more easily compare Pinnacle Financial's results to the results of other companies. Pinnacle Financial's management utilizes this non-GAAP financial information to compare Pinnacle Financial's operating performance for 2021 versus certain periods in 2020 and to internally prepared projections.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS – UNAUDITED

(dollars in thousands, except for share and per share data)	June 30, 2021	December 31, 2020	June 30, 2020
ASSETS
Cash and noninterest-bearing due from banks	$159,863	$203,296	$213,551
Restricted cash	155,275	223,788	254,593
Interest-bearing due from banks	2,576,237	3,522,224	2,221,519
Federal funds sold and other	—	12,141	3,798
Cash and cash equivalents	2,891,375	3,961,449	2,693,461
Securities purchased with agreement to resell	500,000	—	—
Securities available-for-sale, at fair value	4,331,070	3,586,681	3,310,278
Securities held-to-maturity (fair value of $1.0 billion, $1.1 billion and $1.1 billion, net of allowance for credit losses of $198, $191 and $188 at June 30, 2021, Dec. 31, 2020 and June 30, 2020, respectively)	995,838	1,028,359	1,048,035
Consumer loans held-for-sale	56,968	87,821	69,443
Commercial loans held-for-sale	25,843	31,200	16,201
Loans	22,897,935	22,424,501	22,520,300
Less allowance for credit losses	(273,747)	(285,050)	(285,372)
Loans, net	22,624,188	22,139,451	22,234,928
Premises and equipment, net	287,992	290,001	281,739
Equity method investment	320,167	308,556	302,879
Accrued interest receivable	99,664	104,078	112,675
Goodwill	1,819,811	1,819,811	1,819,811
Core deposits and other intangible assets	37,963	42,336	47,131
Other real estate owned	9,602	12,360	22,080
Other assets	1,411,828	1,520,757	1,383,451
Total assets	$35,412,309	$34,932,860	$33,342,112
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
Noninterest-bearing	$8,926,200	$7,392,325	$6,892,864
Interest-bearing	5,581,651	5,689,095	4,815,012
Savings and money market accounts	11,079,165	11,099,523	9,338,719
Time	2,630,587	3,524,632	4,475,234
Total deposits	28,217,603	27,705,575	25,521,829
Securities sold under agreements to repurchase	177,661	128,164	194,553
Federal Home Loan Bank advances	888,304	1,087,927	1,787,551
Subordinated debt and other borrowings	671,994	670,575	717,043
Accrued interest payable	15,776	24,934	34,916
Other liabilities	339,740	411,074	390,573
Total liabilities	30,311,078	30,028,249	28,646,465
Preferred stock, no par value, 10.0 million shares authorized; 225,000 shares non-cumulative perpetual preferred stock, Series B, liquidation preference $225.0 million, issued and outstanding at June 30, 2021, Dec. 31, 2020 and June 30, 2020, respectively	217,126	217,126	217,632
Common stock, par value $1.00; 180.0 million shares authorized; 76.1 million, 75.9 million and 75.8 million shares issued and outstanding at June 30, 2021, Dec. 31, 2020 and June 30, 2020, respectively	76,088	75,850	75,836
Additional paid-in capital	3,032,338	3,028,063	3,019,286
Retained earnings	1,629,580	1,407,723	1,218,367
Accumulated other comprehensive income, net of taxes	146,099	175,849	164,526
Total stockholders' equity	5,101,231	4,904,611	4,695,647
Total liabilities and stockholders' equity	$35,412,309	$34,932,860	$33,342,112
This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME – UNAUDITED
(dollars in thousands, except for share and per share data)	Three months ended			Six months ended
	June 30, 2021	March 31, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Interest income:
Loans, including fees	$232,788	$227,372	$226,281	$460,160	$462,701
Securities
Taxable	8,359	7,728	9,589	16,087	19,857
Tax-exempt	16,546	15,498	14,596	32,044	28,420
Federal funds sold and other	1,543	1,319	1,272	2,862	3,829
Total interest income	259,236	251,917	251,738	511,153	514,807
Interest expense:
Deposits	13,861	17,468	33,727	31,329	84,425
Securities sold under agreements to repurchase	56	72	94	128	209
FHLB advances and other borrowings	12,094	11,507	17,260	23,601	35,964
Total interest expense	26,011	29,047	51,081	55,058	120,598
Net interest income	233,225	222,870	200,657	456,095	394,209
Provision for credit losses	2,834	7,235	68,332	10,069	168,221
Net interest income after provision for credit losses	230,391	215,635	132,325	446,026	225,988
Noninterest income:
Service charges on deposit accounts	8,906	8,307	6,910	17,213	15,942
Investment services	8,997	8,191	5,971	17,188	15,210
Insurance sales commissions	2,406	3,225	2,231	5,631	5,471
Gains on mortgage loans sold, net	6,700	13,666	19,619	20,366	28,202
Investment gains (losses) on sales, net	366	—	(128)	366	335
Trust fees	5,062	4,687	3,958	9,749	8,128
Income from equity method investment	32,071	28,950	17,208	61,021	32,800
Other noninterest income	33,699	25,683	17,185	59,382	37,243
Total noninterest income	98,207	92,709	72,954	190,916	143,331
Noninterest expense:
Salaries and employee benefits	110,824	102,728	73,887	213,552	154,367
Equipment and occupancy	23,321	23,220	22,026	46,541	43,004
Other real estate, net	(657)	(13)	2,888	(670)	5,303
Marketing and other business development	2,652	2,349	2,142	5,001	5,393
Postage and supplies	2,115	1,806	2,070	3,921	4,060
Amortization of intangibles	2,167	2,206	2,479	4,373	4,999
Other noninterest expense	25,718	22,400	26,113	48,118	51,828
Total noninterest expense	166,140	154,696	131,605	320,836	268,954
Income before income taxes	162,458	153,648	73,674	316,106	100,365
Income tax expense	30,668	28,220	11,230	58,888	9,565
Net income	131,790	125,428	62,444	257,218	90,800
Preferred stock dividends	(3,798)	(3,798)	—	(7,596)	—
Net income available to common shareholders	$127,992	$121,630	$62,444	$249,622	$90,800
Per share information:
Basic net income per common share	$1.70	$1.61	$0.83	$3.31	$1.20
Diluted net income per common share	$1.69	$1.61	$0.83	$3.30	$1.20
Weighted average common shares outstanding:
Basic	75,481,198	75,372,883	75,210,869	75,427,340	75,507,136
Diluted	75,809,974	75,657,149	75,323,259	75,735,763	75,645,768
This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
SELECTED QUARTERLY FINANCIAL DATA – UNAUDITED

(dollars in thousands)	June	March	December	September	June	March
	2021	2021	2020	2020	2020	2020
Balance sheet data, at quarter end:
Commercial and industrial loans	$6,771,254	6,355,119	6,239,588	6,144,949	6,293,709	6,752,317
Commercial real estate - owner occupied loans	2,817,689	2,869,785	2,802,227	2,748,075	2,708,306	2,650,170
Commercial real estate - investment loans	4,644,551	4,782,712	4,565,040	4,648,457	4,822,537	4,520,234
Commercial real estate - multifamily and other loans	724,253	790,469	638,344	571,995	561,481	550,338
Consumer real estate - mortgage loans	3,335,537	3,086,916	3,099,172	3,041,019	3,042,604	3,106,465
Construction and land development loans	2,791,611	2,568,969	2,901,746	2,728,439	2,574,494	2,520,937
Consumer and other loans	440,124	411,322	379,515	343,461	294,545	296,392
Paycheck protection program loans	1,372,916	2,221,409	1,798,869	2,251,014	2,222,624	—
Total loans	22,897,935	23,086,701	22,424,501	22,477,409	22,520,300	20,396,853
Allowance for credit losses	(273,747)	(280,881)	(285,050)	(288,645)	(285,372)	(222,465)
Securities	5,326,908	4,691,364	4,615,040	4,503,072	4,358,313	4,089,821
Total assets	35,412,309	35,299,705	34,932,860	33,824,931	33,342,112	29,264,180
Noninterest-bearing deposits	8,926,200	8,103,943	7,392,325	7,050,670	6,892,864	4,963,415
Total deposits	28,217,603	28,292,940	27,705,575	26,543,956	25,521,829	21,333,171
Securities sold under agreements to repurchase	177,661	172,117	128,164	127,059	194,553	186,548
FHLB advances	888,304	888,115	1,087,927	1,287,738	1,787,551	2,317,520
Subordinated debt and other borrowings	671,994	671,002	670,575	670,273	717,043	669,658
Total stockholders' equity	5,101,231	4,959,524	4,904,611	4,787,308	4,695,647	4,385,128
Balance sheet data, quarterly averages:
Total loans	$23,179,803	22,848,086	22,524,683	22,493,192	22,257,168	20,009,288
Securities	5,036,786	4,666,269	4,567,872	4,420,280	4,194,811	3,814,543
Federal funds sold and other	3,143,078	3,356,199	3,621,623	3,279,248	2,618,832	807,796
Total earning assets	31,359,667	30,870,554	30,714,178	30,192,720	29,070,811	24,631,627
Total assets	35,053,772	34,659,132	34,436,765	33,838,716	32,785,391	28,237,642
Noninterest-bearing deposits	8,500,465	7,620,665	7,322,393	6,989,439	6,432,010	4,759,729
Total deposits	28,013,659	27,620,784	27,193,256	26,352,823	24,807,032	20,679,455
Securities sold under agreements to repurchase	173,268	143,586	121,331	147,211	191,084	141,192
FHLB advances	888,184	934,662	1,250,848	1,515,879	2,213,769	2,029,888
Subordinated debt and other borrowings	674,162	673,662	673,419	715,138	706,657	673,415
Total stockholders' equity	5,039,608	4,953,656	4,852,373	4,765,864	4,499,438	4,417,155
Statement of operations data, for the three months ended:
Interest income	$259,236	251,917	257,047	249,188	251,738	263,069
Interest expense	26,011	29,047	36,062	42,594	51,081	69,517
Net interest income	233,225	222,870	220,985	206,594	200,657	193,552
Provision for credit losses	2,834	7,235	7,180	16,333	68,332	99,889
Net interest income after provision for credit losses	230,391	215,635	213,805	190,261	132,325	93,663
Noninterest income	98,207	92,709	83,444	91,065	72,954	70,377
Noninterest expense	166,140	154,696	163,305	144,277	131,605	137,349
Income before taxes	162,458	153,648	133,944	137,049	73,674	26,691
Income tax (benefit) expense	30,668	28,220	23,068	26,404	11,230	(1,665)
Net income	131,790	125,428	110,876	110,645	62,444	28,356
Preferred stock dividends	(3,798)	(3,798)	(3,798)	(3,798)	—	—
Net income available to common shareholders	$127,992	121,630	107,078	106,847	62,444	28,356
Profitability and other ratios:
Return on avg. assets (1)	1.46%	1.42%	1.24%	1.26%	0.77%	0.40%
Return on avg. equity (1)	10.19%	9.96%	8.78%	8.92%	5.58%	2.58%
Return on avg. common equity (1)	10.65%	10.41%	9.19%	9.35%	5.66%	2.58%
Return on avg. tangible common equity (1)	17.32%	17.16%	15.37%	15.85%	9.77%	4.48%
Common stock dividend payout ratio (16)	11.73%	13.69%	15.84%	16.49%	16.41%	14.61%
Net interest margin (2)	3.08%	3.02%	2.97%	2.82%	2.87%	3.28%
Noninterest income to total revenue (3)	29.63%	29.38%	27.41%	30.59%	26.66%	26.67%
Noninterest income to avg. assets (1)	1.12%	1.08%	0.96%	1.07%	0.89%	1.00%
Noninterest exp. to avg. assets (1)	1.90%	1.81%	1.89%	1.70%	1.61%	1.96%
Efficiency ratio (4)	50.13%	49.02%	53.64%	48.47%	48.10%	52.04%
Avg. loans to avg. deposits	82.74%	82.72%	82.83%	85.35%	89.72%	96.76%
Securities to total assets	15.04%	13.29%	13.21%	13.31%	13.07%	13.98%
This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
ANALYSIS OF INTEREST INCOME AND EXPENSE, RATES AND YIELDS-UNAUDITED

(dollars in thousands)	Three months ended			Three months ended
	June 30, 2021			June 30, 2020
	Average Balances	Interest	Rates/ Yields	Average Balances	Interest	Rates/ Yields
Interest-earning assets
Loans (1) (2)	$23,179,803	$232,788	4.11%	$22,257,168	$226,281	4.16%
Securities
Taxable	2,581,063	8,359	1.30%	2,157,081	9,589	1.79%
Tax-exempt (2)	2,455,723	16,546	3.25%	2,037,730	14,596	3.44%
Federal funds sold and other	3,143,078	1,543	0.20%	2,618,832	1,272	0.20%
Total interest-earning assets	31,359,667	$259,236	3.42%	29,070,811	$251,738	3.58%
Nonearning assets
Intangible assets	1,859,170			1,868,231
Other nonearning assets	1,834,935			1,846,349
Total assets	$35,053,772			$32,785,391

Interest-bearing liabilities
Interest-bearing deposits:
Interest checking	5,453,520	2,407	0.18%	4,639,729	4,256	0.37%
Savings and money market	11,288,119	5,658	0.20%	9,181,266	8,904	0.39%
Time	2,771,555	5,796	0.84%	4,554,027	20,567	1.82%
Total interest-bearing deposits	19,513,194	13,861	0.28%	18,375,022	33,727	0.74%
Securities sold under agreements to repurchase	173,268	56	0.13%	191,084	94	0.20%
Federal Home Loan Bank advances	888,184	4,501	2.03%	2,213,769	9,502	1.73%
Subordinated debt and other borrowings	674,162	7,593	4.52%	706,657	7,758	4.42%
Total interest-bearing liabilities	21,248,808	26,011	0.49%	21,486,532	51,081	0.96%
Noninterest-bearing deposits	8,500,465	—	—	6,432,010	—	—
Total deposits and interest-bearing liabilities	29,749,273	$26,011	0.35%	27,918,542	$51,081	0.74%
Other liabilities	264,891			367,411
Stockholders' equity	5,039,608			4,499,438
Total liabilities and stockholders' equity	$35,053,772			$32,785,391
Net interest income		$233,225			$200,657
Net interest spread (3)			2.93%			2.62%
Net interest margin (4)			3.08%			2.87%

(1) Average balances of nonperforming loans are included in the above amounts.
(2) Yields computed on tax-exempt instruments on a tax equivalent basis and included $7.9 million of taxable equivalent income for the three months ended June 30, 2021 compared to $6.9 million for the three months ended June 30, 2020. The tax-exempt benefit has been reduced by the projected impact of tax-exempt income that will be disallowed pursuant to IRS Regulations as of and for the then current period presented.
(3) Yields realized on interest-bearing assets less the rates paid on interest-bearing liabilities. The net interest spread calculation excludes the impact of demand deposits. Had the impact of demand deposits been included, the net interest spread for the three months ended June 30, 2021 would have been 3.07% compared to a net interest spread of 2.84% for the three months ended June 30, 2020.
(4) Net interest margin is the result of annualized net interest income calculated on a tax equivalent basis divided by average interest-earning assets for the period.

This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
ANALYSIS OF INTEREST INCOME AND EXPENSE, RATES AND YIELDS-UNAUDITED

(dollars in thousands)	Six months ended			Six months ended
	June 30, 2021			June 30, 2020
	Average Balances	Interest	Rates/ Yields	Average Balances	Interest	Rates/ Yields
Interest-earning assets
Loans (1) (2)	$23,014,861	$460,160	4.11%	$21,133,228	$462,701	4.48%
Securities
Taxable	2,427,050	16,087	1.34%	2,040,855	19,857	1.96%
Tax-exempt (2)	2,425,501	32,044	3.20%	1,963,822	28,420	3.47%
Federal funds sold and other	3,249,050	2,862	0.18%	1,713,314	3,829	0.45%
Total interest-earning assets	31,116,462	$511,153	3.41%	26,851,219	$514,807	3.96%
Nonearning assets
Intangible assets	1,860,272			1,869,147
Other nonearning assets	1,880,809			1,791,150
Total assets	$34,857,543			$30,511,516

Interest-bearing liabilities
Interest-bearing deposits:
Interest checking	5,459,919	5,007	0.18%	4,192,505	12,723	0.61%
Savings and money market	11,304,640	12,371	0.22%	8,639,407	29,339	0.68%
Time	2,990,753	13,951	0.94%	4,315,462	42,363	1.97%
Total interest-bearing deposits	19,755,312	31,329	0.32%	17,147,374	84,425	0.99%
Securities sold under agreements to repurchase	158,509	128	0.16%	166,138	209	0.25%
Federal Home Loan Bank advances	911,295	8,995	1.99%	2,121,828	19,909	1.89%
Subordinated debt and other borrowings	673,913	14,606	4.37%	690,036	16,055	4.68%
Total interest-bearing liabilities	21,499,029	55,058	0.52%	20,125,376	120,598	1.21%
Noninterest-bearing deposits	8,062,995	—	—	5,595,869	—	—
Total deposits and interest-bearing liabilities	29,562,024	$55,058	0.38%	25,721,245	$120,598	0.94%
Other liabilities	298,649			331,975
Stockholders' equity	4,996,870			4,458,296
Total liabilities and stockholders' equity	$34,857,543			$30,511,516
Net interest income		$456,095			$394,209
Net interest spread (3)			2.89%			2.76%
Net interest margin (4)			3.05%			3.06%

(1) Average balances of nonperforming loans are included in the above amounts.
(2) Yields computed on tax-exempt instruments on a tax equivalent basis and included $15.2 million of taxable equivalent income for the six months ended June 30, 2021 compared to $14.0 million for the six months ended June 30, 2020. The tax-exempt benefit has been reduced by the projected impact of tax-exempt income that will be disallowed pursuant to IRS Regulations as of and for the then current period presented.
(3) Yields realized on interest-bearing assets less the rates paid on interest-bearing liabilities. The net interest spread calculation excludes the impact of demand deposits. Had the impact of demand deposits been included, the net interest spread for the six months ended June 30, 2021 would have been 3.04% compared to a net interest spread of 3.02% for the six months ended June 30, 2020.
(4) Net interest margin is the result of annualized net interest income calculated on a tax equivalent basis divided by average interest-earning assets for the period.

This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
SELECTED QUARTERLY FINANCIAL DATA – UNAUDITED

(dollars in thousands)	June	March	December	September	June	March
	2021	2021	2020	2020	2020	2020
Asset quality information and ratios:
Nonperforming assets:
Nonaccrual loans	$53,105	72,135	73,836	71,390	62,562	70,970
ORE and other nonperforming assets (NPAs)	9,602	10,651	12,360	19,445	22,105	27,182
Total nonperforming assets	$62,707	82,786	86,196	90,835	84,667	98,152
Past due loans over 90 days and still accruing interest	$1,810	2,833	2,362	1,313	1,982	1,990
Accruing troubled debt restructurings (5)	$2,428	2,460	2,494	2,588	3,274	3,869
Accruing purchase credit deteriorated loans	$12,400	13,904	14,091	14,346	14,616	13,984
Net loan charge-offs	$9,968	11,397	10,775	13,057	5,384	10,155
Allowance for credit losses to nonaccrual loans	515.5%	389.4%	386.1%	404.3%	456.1%	313.5%
As a percentage of total loans:
Past due accruing loans over 30 days	0.07%	0.09%	0.19%	0.11%	0.09%	0.17%
Potential problem loans (6)	0.74%	0.70%	0.77%	0.96%	1.12%	1.22%
Allowance for credit losses (20)	1.20%	1.22%	1.27%	1.28%	1.27%	1.09%
Nonperforming assets to total loans, ORE and other NPAs	0.27%	0.36%	0.38%	0.40%	0.38%	0.48%
Classified asset ratio (Pinnacle Bank) (8)	6.8%	7.3%	8.1%	9.9%	11.2%	12.0%
Annualized net loan charge-offs to avg. loans (7)	0.17%	0.20%	0.19%	0.23%	0.10%	0.20%
Wtd. avg. commercial loan internal risk ratings (6)	46.1	45.2	45.1	45.2	45.1	45.0

Interest rates and yields:
Loans	4.11%	4.11%	4.20%	4.04%	4.16%	4.84%
Securities	2.25%	2.29%	2.27%	2.38%	2.59%	2.82%
Total earning assets	3.42%	3.41%	3.44%	3.38%	3.58%	4.41%
Total deposits, including non-interest bearing	0.20%	0.26%	0.33%	0.43%	0.55%	0.99%
Securities sold under agreements to repurchase	0.13%	0.20%	0.21%	0.21%	0.20%	0.33%
FHLB advances	2.03%	1.95%	2.00%	1.82%	1.73%	2.06%
Subordinated debt and other borrowings	4.52%	4.22%	4.13%	3.99%	4.42%	4.96%
Total deposits and interest-bearing liabilities	0.35%	0.40%	0.49%	0.59%	0.74%	1.19%

Capital and other ratios (8):
Pinnacle Financial ratios:
Stockholders' equity to total assets	14.4%	14.0%	14.0%	14.2%	14.1%	15.0%
Common equity Tier one	10.5%	10.3%	10.0%	9.9%	9.6%	9.4%
Tier one risk-based	11.3%	11.2%	10.9%	10.7%	10.4%	9.4%
Total risk-based	14.5%	14.5%	14.3%	14.2%	14.0%	12.8%
Leverage	9.2%	8.9%	8.6%	8.5%	8.4%	8.8%
Tangible common equity to tangible assets	9.0%	8.6%	8.5%	8.5%	8.3%	9.2%
Pinnacle Bank ratios:
Common equity Tier one	11.9%	11.8%	11.4%	11.3%	11.0%	11.0%
Tier one risk-based	11.9%	11.8%	11.4%	11.3%	11.0%	11.0%
Total risk-based	13.1%	13.0%	12.7%	12.6%	12.4%	12.2%
Leverage	9.6%	9.4%	9.1%	8.9%	8.9%	10.3%
Construction and land development loans as a percentage of total capital (19)	80.1%	76.0%	89.0%	86.7%	83.6%	84.2%
Non-owner occupied commercial real estate and multi-family as a percentage of total capital (19)	248.8%	256.0%	264.0%	268.8%	275.0%	264.1%

This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
SELECTED QUARTERLY FINANCIAL DATA – UNAUDITED

(dollars in thousands, except per share data)	June	March	December	September	June	March
	2021	2021	2020	2020	2020	2020

Per share data:
Earnings per common share – basic	$1.70	1.61	1.42	1.42	0.83	0.37
Earnings per common share - basic, excluding non-GAAP adjustments	$1.69	1.61	1.58	1.45	0.89	0.39
Earnings per common share – diluted	$1.69	1.61	1.42	1.42	0.83	0.37
Earnings per common share - diluted, excluding non-GAAP adjustments	$1.68	1.61	1.58	1.45	0.89	0.39
Common dividends per share	$0.18	0.18	0.16	0.16	0.16	0.16
Book value per common share at quarter end (9)	$64.19	62.33	61.80	60.26	59.05	57.85
Tangible book value per common share at quarter end (9)	$39.77	37.88	37.25	35.68	34.43	33.20
Revenue per diluted common share	$4.37	4.17	4.03	3.95	3.63	3.47
Revenue per diluted common share, excluding non-GAAP adjustments	$4.37	4.17	4.03	3.94	3.63	3.47

Investor information:
Closing sales price of common stock on last trading day of quarter	$88.29	88.66	64.40	35.59	41.99	37.54
High closing sales price of common stock during quarter	$92.94	93.58	65.51	44.47	48.98	64.03
Low closing sales price of common stock during quarter	$84.25	63.48	35.97	33.28	33.24	31.98

Closing sales price of depositary shares on last trading day of quarter	$29.13	27.62	27.69	26.49	25.98	—
High closing sales price of depositary shares during quarter	$29.13	27.83	27.94	26.82	26.05	—
Low closing sales price of depositary shares during quarter	$27.38	26.83	26.45	25.51	25.19	—

Other information:
Residential mortgage loan sales:
Gross loans sold	$394,299	546,963	479,867	511,969	550,704	286,703
Gross fees (10)	$15,552	18,793	23,729	23,557	16,381	9,490
Gross fees as a percentage of loans originated	3.94%	3.44%	4.94%	4.60%	2.97%	3.31%
Net gain on residential mortgage loans sold	$6,700	13,666	12,387	19,453	19,619	8,583
Investment gains (losses) on sales of securities, net (15)	$366	—	—	651	(128)	463
Brokerage account assets, at quarter end (11)	$6,344,416	5,974,884	5,509,560	4,866,726	4,499,856	4,000,643
Trust account managed assets, at quarter end	$3,640,932	3,443,373	3,295,198	2,978,035	2,908,131	2,714,582
Core deposits (12)	$25,857,639	24,971,177	23,510,883	22,003,989	21,391,794	18,604,262
Core deposits to total funding (12)	86.3%	83.1%	79.5%	76.9%	75.8%	75.9%
Risk-weighted assets	$26,819,277	26,105,158	25,791,896	25,189,944	24,937,535	24,600,490
Number of offices	116	115	114	114	113	111
Total core deposits per office	$222,911	217,141	206,236	193,017	189,308	167,606
Total assets per full-time equivalent employee	$13,087	13,468	13,262	13,027	12,936	11,422
Annualized revenues per full-time equivalent employee	$491.3	488.3	459.8	456.1	426.9	414.3
Annualized expenses per full-time equivalent employee	$246.3	239.4	246.6	221.1	205.4	215.6
Number of employees (full-time equivalent)	2,706.0	2,621.0	2,634.0	2,596.5	2,577.5	2,562.0
Associate retention rate (13)	93.3%	94.4%	94.8%	94.4%	94.5%	93.5%

This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP SELECTED QUARTERLY FINANCIAL DATA – UNAUDITED
	Three months ended			Six months ended
(dollars in thousands, except per share data)	June	March	June	June	June
	2021	2021	2020	2021	2020

Net interest income	$233,225	222,870	200,657	456,095	394,209

Noninterest income	98,207	92,709	72,954	190,916	143,331
Total revenues	331,432	315,579	273,611	647,011	537,540
Less: Investment (gains) losses on sales of securities, net	(366)	—	128	(366)	(335)
Total revenues excluding the impact of adjustments noted above	$331,066	315,579	273,739	646,645	537,205

Noninterest expense	$166,140	154,696	131,605	320,836	268,954
Less: ORE expense	(657)	(13)	2,888	(670)	5,303
FHLB restructuring charges	—	—	2,870	—	2,870
Noninterest expense excluding the impact of adjustments noted above	$166,797	154,709	125,847	321,506	260,781

Pre-tax income	$162,458	153,648	73,674	316,106	100,365
Provision for credit losses	2,834	7,235	68,332	10,069	168,221
Pre-tax pre-provision net revenue	165,292	160,883	142,006	326,175	268,586
Adjustments noted above	(1,023)	(13)	5,886	(1,036)	7,838
Adjusted pre-tax pre-provision net revenue(14)	$164,269	160,870	147,892	325,139	276,424

Noninterest income	$98,207	92,709	72,954	190,916	143,331
Less: Adjustments as noted above	(366)	—	128	(366)	(335)
Noninterest income excluding the impact of adjustments noted above	$97,841	92,709	73,082	190,550	142,996

Efficiency ratio (4)	50.13%	49.02%	48.10%	49.59%	50.03%
Adjustments as noted above	0.25%	—%	(2.13)%	0.13%	(1.49)%
Efficiency ratio (excluding adjustments noted above) (4)	50.38%	49.02%	45.97%	49.72%	48.54%

Total average assets	$35,053,772	34,659,132	32,785,391	34,857,543	30,511,516

Noninterest income to average assets (1)	1.12%	1.08%	0.89%	1.10%	0.94%
Adjustments as noted above	—%	—%	0.01%	—%	—%
Noninterest income (excluding adjustments noted above) to average assets (1)	1.12%	1.08%	0.90%	1.10%	0.94%

Noninterest expense to average assets (1)	1.90%	1.81%	1.61%	1.86%	1.77%
Adjustments as noted above	0.01%	—%	(0.07)%	—%	(0.05)%
Noninterest expense (excluding adjustments noted above) to average assets (1)	1.91%	1.81%	1.54%	1.86%	1.72%

This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP SELECTED QUARTERLY FINANCIAL DATA – UNAUDITED
	Three months ended
(dollars in thousands, except per share data)	June	March	December	September	June	March
	2021	2021	2020	2020	2020	2020
Net income available to common shareholders	$127,992	121,630	107,078	106,847	62,444	28,356
Investment (gains) losses on sales of securities, net	(366)	—	—	(651)	128	(463)
ORE expense	(657)	(13)	1,457	1,795	2,888	2,415
FHLB restructuring charges	—	—	10,307	1,991	2,870	—
Hedge termination charges	—	—	4,673	—	—	—
Tax effect on adjustments noted above (18)	267	3	(4,297)	(819)	(1,539)	(510)
Net income available to common shareholders excluding adjustments noted above	$127,236	121,620	119,218	109,163	66,791	29,798

Basic earnings per common share	$1.70	1.61	1.42	1.42	0.83	0.37
Adjustment due to investment (gains) losses on sales of securities, net	—	—	—	(0.01)	—	—
Adjustment due to ORE expense	(0.01)	—	0.02	0.02	0.04	0.03
Adjustment due to FHLB restructuring charges	—	—	0.14	0.03	0.04	—
Adjustment due to hedge termination charges	—	—	0.06	—	—	—
Adjustment due to tax effect on adjustments noted above (18)	—	—	(0.06)	(0.01)	(0.02)	(0.01)
Basic earnings per common share excluding adjustments noted above	$1.69	1.61	1.58	1.45	0.89	0.39

Diluted earnings per common share	$1.69	1.61	1.42	1.42	0.83	0.37
Adjustment due to investment (gains) losses on sales of securities, net	—	—	—	(0.01)	—	—
Adjustment due to ORE expense	(0.01)	—	0.02	0.02	0.04	0.03
Adjustment due to FHLB restructuring charges	—	—	0.14	0.03	0.04	—
Adjustment due to hedge termination charges	—	—	0.06	—	—	—
Adjustment due to tax effect on adjustments noted above (18)	—	—	(0.06)	(0.01)	(0.02)	(0.01)
Diluted earnings per common share excluding the adjustments noted above	$1.68	1.61	1.58	1.45	0.89	0.39

Revenue per diluted common share	$4.37	4.17	4.03	3.95	3.63	3.47
Adjustments as noted above	—	—	—	(0.01)	—	—
Revenue per diluted common share excluding adjustments noted above	$4.37	4.17	4.03	3.94	3.63	3.47

Book value per common share at quarter end (9)	$64.19	62.33	61.80	60.26	59.05	57.85
Adjustment due to goodwill, core deposit and other intangible assets	(24.42)	(24.45)	(24.55)	(24.59)	(24.62)	(24.65)
Tangible book value per common share at quarter end (9)	$39.77	37.88	37.25	35.68	34.43	33.20

Equity method investment (17)
Fee income from BHG, net of amortization	$32,071	28,950	24,294	26,445	17,208	15,592
Funding cost to support investment	1,230	1,205	1,222	1,231	2,134	2,122
Pre-tax impact of BHG	30,841	27,745	23,072	25,214	15,074	13,470
Income tax expense at statutory rates (18)	8,062	7,253	6,031	6,591	3,940	3,521
Earnings attributable to BHG	$22,779	20,492	17,041	18,623	11,134	9,949

Basic earnings per common share attributable to BHG	$0.30	0.27	0.23	0.25	0.15	0.13
Diluted earnings per common share attributable to BHG	$0.30	0.27	0.23	0.25	0.15	0.13

This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP SELECTED QUARTERLY FINANCIAL DATA – UNAUDITED
	Six months ended
(dollars in thousands, except per share data)	June
	2021	2020
Net income available to common shareholders	$249,622	90,800
Investment (gains) losses on sales of securities, net	(366)	(335)
ORE expense	(670)	5,303
FHLB restructuring charges	—	2,870
Tax effect on adjustments noted above (18)	271	(2,049)
Net income available to common shareholders excluding adjustments noted above	$248,857	96,589

Basic earnings per common share	$3.31	1.20
Adjustment due to investment (gains) losses on sales of securities, net	—	—
Adjustment due to ORE expense	(0.01)	0.07
Adjustment due to FHLB restructuring charges	—	0.04
Adjustment due to tax effect on adjustments noted above (18)	—	(0.03)
Basic earnings per common share excluding adjustments noted above	$3.30	1.28

Diluted earnings per common share	3.30	1.20
Adjustment due to investment (gains) losses on sales of securities, net	—	—
Adjustment due to ORE expense	(0.01)	0.07
Adjustment due to FHLB restructuring charges	—	0.04
Adjustment due to tax effect on adjustments noted above (18)	—	(0.03)
Diluted earnings per common share excluding the adjustments noted above	$3.29	1.28

Revenue per diluted common share	$8.54	7.11
Adjustments as noted above	—	(0.01)
Revenue per diluted common share excluding adjustments noted above	$8.54	7.10

Equity method investment (17)
Fee income from BHG, net of amortization	$61,021	32,800
Funding cost to support investment	2,435	4,256
Pre-tax impact of BHG	58,586	28,544
Income tax expense at statutory rates (18)	15,314	7,461
Earnings attributable to BHG	$43,272	21,083

Basic earnings per common share attributable to BHG	$0.57	0.28
Diluted earnings per common share attributable to BHG	$0.57	0.28

This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP SELECTED QUARTERLY FINANCIAL DATA – UNAUDITED
	Three months ended			Six months ended
(dollars in thousands, except per share data)	June	March	June	June	June
	2021	2021	2020	2021	2020

Return on average assets (1)	1.46%	1.42%	0.77%	1.44%	0.60%
Adjustments as noted above	—%	—%	0.05%	—%	0.04%
Return on average assets excluding adjustments noted above (1)	1.46%	1.42%	0.82%	1.44%	0.64%

Tangible assets:
Total assets	$35,412,309	35,299,705	33,342,112	$35,412,309	33,342,112
Less: Goodwill	(1,819,811)	(1,819,811)	(1,819,811)	(1,819,811)	(1,819,811)
Core deposit and other intangible assets	(37,963)	(40,130)	(47,131)	(37,963)	(47,131)
Net tangible assets	$33,554,535	33,439,764	31,475,170	$33,554,535	31,475,170

Tangible common equity:
Total stockholders' equity	$5,101,231	4,959,524	4,695,647	$5,101,231	4,695,647
Less: Preferred stockholders' equity	(217,126)	(217,126)	(217,632)	(217,126)	(217,632)
Total common stockholders' equity	4,884,105	4,742,398	4,478,015	4,884,105	4,478,015
Less: Goodwill	(1,819,811)	(1,819,811)	(1,819,811)	(1,819,811)	(1,819,811)
Core deposit and other intangible assets	(37,963)	(40,130)	(47,131)	(37,963)	(47,131)
Net tangible common equity	$3,026,331	2,882,457	2,611,073	$3,026,331	2,611,073

Ratio of tangible common equity to tangible assets	9.02%	8.62%	8.30%	9.02%	8.30%

Average tangible assets:
Average assets	$35,053,772	34,659,132	32,785,391	$34,857,543	30,511,516
Less: Average goodwill	(1,819,811)	(1,819,811)	(1,819,811)	(1,819,811)	(1,819,811)
Average core deposit and other intangible assets	(39,360)	(41,575)	(48,421)	(40,461)	(49,337)
Net average tangible assets	$33,194,601	32,797,746	30,917,159	$32,997,271	28,642,368

Return on average assets (1)	1.46%	1.42%	0.77%	1.44%	0.60%
Adjustment due to goodwill, core deposit and other intangible assets	0.09%	0.08%	0.04%	0.09%	0.04%
Return on average tangible assets (1)	1.55%	1.50%	0.81%	1.53%	0.64%
Adjustments as noted above	(0.01)%	—%	0.06%	(0.01)%	0.04%
Return on average tangible assets excluding adjustments noted above (1)	1.54%	1.50%	0.87%	1.52%	0.68%

Average tangible common equity:
Average stockholders' equity	$5,039,608	4,953,656	4,499,438	$4,996,870	4,458,296
Less: Average preferred equity	(217,126)	(217,126)	(59,586)	(217,126)	(29,793)
Average common equity	4,822,482	4,736,530	4,439,852	4,779,744	4,428,503
Less: Average goodwill	(1,819,811)	(1,819,811)	(1,819,811)	(1,819,811)	(1,819,811)
Average core deposit and other intangible assets	(39,360)	(41,575)	(48,421)	(40,461)	(49,337)
Net average tangible common equity	$2,963,311	2,875,144	2,571,620	$2,919,472	2,559,355

Return on average equity (1)	10.19%	9.96%	5.58%	10.07%	4.10%
Adjustment due to average preferred stockholders' equity	0.46%	0.45%	0.08%	0.46%	0.02%
Return on average common equity (1)	10.65%	10.41%	5.66%	10.53%	4.12%
Adjustment due to goodwill, core deposit and other intangible assets	6.67%	6.75%	4.11%	6.71%	3.01%
Return on average tangible common equity (1)	17.32%	17.16%	9.77%	17.24%	7.13%
Adjustments as noted above	(0.10)%	—%	0.68%	(0.05)%	0.46%
Return on average tangible common equity excluding adjustments noted above (1)	17.22%	17.16%	10.45%	17.19%	7.59%

Allowance for credit losses on loans as a percent of total loans	1.20%	1.22%	1.27%	1.20%	1.27%
Impact of excluding PPP loans from total loans	0.07%	0.13%	0.14%	0.07%	0.14%
Allowance as adjusted for the above exclusion of PPP loans from total loans	1.27%	1.35%	1.41%	1.27%	1.41%

This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
SELECTED QUARTERLY FINANCIAL DATA – UNAUDITED

1. Ratios are presented on an annualized basis.
2. Net interest margin is the result of net interest income on a tax equivalent basis divided by average interest earning assets.
3. Total revenue is equal to the sum of net interest income and noninterest income.
4. Efficiency ratios are calculated by dividing noninterest expense by the sum of net interest income and noninterest income.
5. Troubled debt restructurings include loans where the Company, as a result of the borrower's financial difficulties, has granted a credit concession to the borrower (i.e., interest only payments for a significant period of time, extending the maturity of the loan, etc.). All of these loans continue to accrue interest at the contractual rate. Troubled debt restructurings do not include, beginning with the quarter ended March 31, 2020, loans for which the Company has granted a deferral of interest and/or principal or other modification pursuant to the guidance issued by the FDIC providing for relief under the Coronavirus Aid, Relief and Economic Security Act.
6. Average risk ratings are based on an internal loan review system which assigns a numeric value of 10 to 100 to all loans to commercial entities based on their underlying risk characteristics as of the end of each quarter. The risk rating scale was changed to allow for granularity, if needed, in criticized and classified risk ratings to distinguish accrual status or structural loan issues. A "10" risk rating is assigned to credits that exhibit Excellent risk characteristics, "20" exhibit Very Good risk characteristics, "30" Good, "40" Satisfactory, "50" Acceptable or Average, "60" Watch List, "70" Criticized, "80" Classified or Substandard, "90" Doubtful and "100" Loss (which are charged-off immediately). Additionally, loans rated "80" or worse that are not nonperforming or restructured loans are considered potential problem loans. Generally, consumer loans are not subjected to internal risk ratings.
7. Annualized net loan charge-offs to average loans ratios are computed by annualizing quarter-to-date net loan charge-offs and dividing the result by average loans for the quarter-to-date period.
8. Capital ratios are calculated using regulatory reporting regulations enacted for such period and are defined as follows:
Equity to total assets – End of period total stockholders' equity as a percentage of end of period assets.
Tangible common equity to tangible assets - End of period total stockholders' equity less end of period preferred stock, goodwill, core deposit and other intangibles as a percentage of end of period assets less end of period goodwill, core deposit and other intangibles.
Leverage – Tier I capital (pursuant to risk-based capital guidelines) as a percentage of adjusted average assets.
Tier I risk-based – Tier I capital (pursuant to risk-based capital guidelines) as a percentage of total risk-weighted assets.
Total risk-based – Total capital (pursuant to risk-based capital guidelines) as a percentage of total risk-weighted assets.
Classified asset - Classified assets as a percentage of Tier 1 capital plus allowance for credit losses.
Tier I common equity to risk weighted assets - Tier 1 capital (pursuant to risk-based capital guidelines) less the amount of any preferred stock or subordinated indebtedness that is considered as a component of Tier 1 capital as a percentage of total risk-weighted assets.
9. Book value per common share computed by dividing total common stockholders' equity by common shares outstanding. Tangible book value per common share computed by dividing total common stockholders' equity, less goodwill, core deposit and other intangibles by common shares outstanding.
10. Amounts are included in the statement of operations in "Gains on mortgage loans sold, net", net of commissions paid on such amounts.
11. At fair value, based on information obtained from Pinnacle's third party broker/dealer for non-FDIC insured financial products and services.
12. Core deposits include all transaction deposit accounts, money market and savings accounts and all certificates of deposit issued in a denomination of less than $250,000. The ratio noted above represents total core deposits divided by total funding, which includes total deposits, FHLB advances, securities sold under agreements to repurchase, subordinated indebtedness and all other interest-bearing liabilities.
13. Associate retention rate is computed by dividing the number of associates employed at quarter end less the number of associates that have resigned in the last 12 months by the number of associates employed at quarter end. Associate retention rate does not include associates at acquired institutions displaced by merger.
14. Adjusted pre-tax, pre-provision income excludes the impact of ORE expenses and income, investment gains and losses on sales of securities, FHLB restructuring charges and hedge termination charges.
15. Represents investment gains (losses) on sales and impairments, net occurring as a result of gains or losses incurred as the result of a change in management's intention to sell a bond prior to the recovery of its amortized cost basis.
16. The dividend payout ratio is calculated as the sum of the annualized dividend rate for dividends paid on common shares divided by the trailing 12-months fully diluted earnings per common share as of the dividend declaration date.
17. Earnings from equity method investment includes the impact of the issuance of subordinated debt as well as the funding costs of the overall franchise. Income tax expense is calculated using statutory tax rates.
18. Tax effect calculated using the blended statutory rate of 26.14 percent.
19. Calculated using the same guidelines as are used in the Federal Financial Institutions Examination Council's Uniform Bank Performance Report.
20. Effective January 1, 2020 Pinnacle Financial adopted the current expected credit loss accounting standard which requires the recognition of all losses expected to be recorded over a loan's life.